Exhibit 99.2

Corporate Participants

John N. Anderson Trans World Entertainment Corporation - CFO

Michael Feurer Trans World Entertainment Corporation - CEO & Director

Operator

Greetings, and welcome to the Trans World Entertainment Corporation Second Quarter 2018 Results Conference Call. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Michael Feurer, Chief Executive Officer. Thank you, sir. You may begin.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Kristine. Good morning. Thank you for joining us as we discuss our second quarter results. On the call with me today is John Anderson, our Chief Financial Officer. Before John reviews our financial results, I'd like to provide updates from the quarter.

We continue to see sales growth in the etailz segment as we enhanced our proprietary technology to improve our predictive analytics and product identification to generate new vendor leads. We're also investing in people and technology enhancements in order to diversify into higher-margin marketplace platform opportunities to drive future sales and earnings. etailz sales increase was driven by 3 key factors, higher per-partner revenue, enhanced lead generation and model advancements. etailz continues to capitalize on the growth of marketplace sales and affords our company the opportunity to benefit from the long-term trends underway in retailing. There's continued growth opportunity in the existing model as well as a number of additional higher-margin platform opportunities that enhance this future potential.

In the fye segment, we're focused on efforts to differentiate our entertainment merchandise towards creating the unique specialty retailing experience of choice for families and fans of popular culture and fun. Efforts to change our merchandise point of view based on a unique, relevant, collaborative and exclusive merchandise has shown promise and are starting to produce improved results as sales improved throughout the quarter, with July comp sales down 0.7% and lifestyle category up 8%. We remain focused on the growth potential of etailz and the reinvention and stabilization of the fye brand.

Now John will take you through financial highlights for the second quarter.

John N. Anderson - Trans World Entertainment Corporation - CFO

Thanks, Mike. Good morning, everyone. Consolidated revenue for the quarter was $102.2 million compared to $102.5 million for the same period last year. In the etailz segment, revenue for the quarter was $51.6 million, a 19% increase as compared to the second quarter last year.

In the fye segment, comparable store sales declined 6.7% compared to the second quarter of last year, impacted by fidget spinners, which represented 4% of sales in the quarter last year.

Comp sales in the lifestyle category were down 1.7% for the quarter due to the impact of fidget spinners last year. Comp revenue in the electronics category increased 1.4%. The lifestyle and electronics categories represented 53% of revenue for the second quarter as compared to 48% last year.

For the second quarter, comparable store sales in music was down 14% and video was down 10%. Consolidated gross profit for the quarter was $32.2 million or 31.5% compared to $35.2 million or 34.3% last year.

In the fye segment, the gross margin rate was 40.8% compared to 42.5% last year. The decline in rate was primarily driven by a higher number of closing stores during the quarter this year and higher gross margin related to the fidget spinners last year.

In the etailz segment, gross profit for the first quarter was $11.5 million or 22.3% of revenue versus $10.1 million or 23.2% last year. The decline in the rate for sales was due to higher fulfillment and warehousing fees.

Consolidated SG&A expenses for the quarter were $38.2 million or 37.4% of revenue compared to $37.5 million or 36.6% last year.

In the fye segment, SG&A expenses decreased $2.1 million or 7.5% for the second quarter to $26.1 million. On a rate basis, SG&A expenses in the fye segment were 51.6% compared to 47.9% last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percent of revenue was due to the comp sales decline.

In the etailz segment SG&A expenses for the second quarter were $12.1 million or 23.4% of revenue compared to $9.3 million or 21.3% of revenue for the same period last year. The increase in SG&A expenses was due to the investments in product identification and sourcing, technology and platform diversification, in addition to higher marketplace commissions on the higher sales.

Consolidated depreciation and amortization for the quarter was $2.3 million versus $3.3 million last year. The operating loss for the quarter was $9.4 million compared to an operating loss of $5.4 million last year. The fye segment recorded an operating loss of $6.6 million compared to an operating loss of $5.5 million last year. etailz adjusted operating loss, which excludes $2.1 million in acquisition-related amortization and compensation expense, was a loss of $670 thousand.

For the second quarter, our net loss was $9.5 million or $0.26 per diluted share compared to a net loss of $5.6 million or $0.15 per diluted share last year.

Consolidated adjusted EBITDA for the second quarter was a loss of $6.0 million as compared to a loss of $2.3 million last year.

Now let me touch on our results for the first half of the year. Consolidated revenue for the first half was $198.9 million compared to $204.4 million for the same period last year. Operating loss for the first half was $17.5 million compared to an operating loss of $10.6 million last year. Consolidated net loss was $17.7 million or $0.49 per diluted share for the first half compared to a net loss of $2 million or $0.06 per diluted share for the same period last year.

During the first half of 2017, the company recorded an $8.7 million gain on insurance proceeds from the company-owned life insurance policies and recognized income of $1.4 million on the earn-out contingency.

Consolidated adjusted EBITDA was a loss of $10.8 million for the first half compared to a loss of $3.4 million last year. Borrowings under our $50 million credit facility at the end of the second quarter were $6.3 million. There were no borrowings under the credit facility at the end of the second quarter last year.

Cash, cash equivalents and restricted cash at the end of the second quarter were $15 million compared to $26 million last year.

Inventory was $115 million at the end of the second quarter versus $127 million at the end of the second quarter last year. For the fye segment, inventory per square foot was $62 at the end of the second quarter versus $67 last year, a 7% decline.

We closed 12 stores during the quarter and ended the quarter with 241 stores and 1.3 million square feet in operation versus last year's 269 stores and 1.5 million square feet.

Now I'll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thanks, John. We continue to focus on embracing changing consumer preferences, reallocating our resources and enhancing our offerings and capabilities to better serve our customers in the shopping channel of their choice.

For etailz, we are encouraged by the developing opportunities, including the expansion of both merchandise offerings and marketplace platform opportunities. etailz continues to capitalize on the growth of marketplace sales and gain expertise, which affords our company the opportunity to benefit from the long-term trends underway in the marketplace retailing.

In the fye segment, our changing merchandise point of view is based on unique, collaborative and exclusive merchandise that will reinforce our credibility with our customers and allows us to connect with our customers more personally and with welcome frequency. Efforts to align our merchandise point of view based on these criteria have shown promise, with sales trends improving throughout the quarter. We will continue to build upon this promise as part of the ongoing reinvention of the fye brand.

Now I'd like to open the call to questions.

Operator

(Operator Instructions) I would like to turn the floor back over to management for closing comments.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Okay. Thank you, Christine. I'd like to thank you for your time today, and we'll look forward to talking to you about our third quarter 2018 Results in November. Thank you.

Operator

Ladies and gentleman, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation, and have a wonderful day.